Exhibit 10.2
PINNACLE FINANCIAL PARTNERS, INC.

NAMED EXECUTIVE OFFICERS
2022 PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (the “Agreement”) is by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and ___________ (the “Grantee”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Pinnacle Financial Partners, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan (the “Plan”).

Section 1. Performance Unit Award.

(a) Grant of Performance Units. The Company hereby grants to the Grantee, subject to the terms and conditions set forth in this Agreement (including Exhibit A hereto) and in the Plan, ____ Performance Units (subject to adjustment under Section 4.2 of the Plan, the “Target Amount of Performance Units”). Subject to the terms of this Agreement (including Exhibit A), (i) 50% of the Target Amount of Performance Units (the “ROATCE Tranche”) may be earned by the Grantee based on (A) the Company’s Relative ROATCE (as defined in and calculated in accordance with Exhibit A) for the period commencing on January 1, 2022 and ending December 31, 2024 (such period the “Performance Period”) and (B) the Grantee remaining employed by the Company, or a Subsidiary or Affiliate thereof, through the last day of the Performance Period, and (ii) 50% of the Target Amount of Performance Units (the “TBV Tranche”) may be earned by the Grantee based on (A) the Company’s Relative TBV Accretion (as defined in, and calculated in accordance with, Exhibit A) and (B) the Grantee remaining employed by the Company, or a Subsidiary or Affiliate thereof, through the last day of the Performance Period; provided that to the extent that the Grantee vests in greater or less than one hundred percent (100%) of the Target Amount of Performance Units (as provided for in this Section 1 and Exhibit A), additional or fewer, as applicable, Performance Units will be issued to the Grantee hereunder. For purposes of clarity and for the avoidance of doubt, the actual number of Performance Units earned by the Grantee pursuant to this Agreement may be a higher or lower number of Performance Units than the Target Amount of Performance Units. Subject to adjustment under Section 4.2 of the Plan and as provided for in Section 3 of this Agreement, the maximum number of Performance Units that the Grantee may earn under this Agreement, including after application of the TSR Modifier (as defined in, and calculated in accordance with, Exhibit A) shall be ____ (the “Maximum Amount of Performance Units”). Pursuant to the terms of Section 1(b) of this Agreement, the Company shall issue to the Grantee one share of the Company's common stock, par value $1.00 per share (the “Common Stock”), for each Performance Unit that is earned by the Grantee pursuant to the terms of this Agreement. As soon as practicable following the completion of the Performance Period (or earlier in accordance with Sections 4(b) and 7), the Compensation Committee shall (x) determine whether the Company’s Relative ROATCE and Relative TBV Accretion exceed the threshold levels of Relative ROATCE and Relative TBV Accretion set forth on Exhibit A with respect to the Performance Period and (y) certify whether and to what extent the levels of Relative ROATCE and Relative TBV Accretion have been achieved and the number of Performance Units that the Grantee shall earn, if any, and the extent of the TSR Modifier. Such certification shall be final, conclusive and binding on the Grantee and on all other persons, to the maximum extent permitted by law.

(b) Vesting and Settlement of Performance Units. Except as otherwise provided in Sections 4 and 7 of this Agreement, the Performance Units earned pursuant to Section 1(a) shall vest and become non-forfeitable on the date in the year immediately following the last day of the Performance Period (or earlier pursuant to Sections 4(b) and 7 of this Agreement), which date shall be as soon as practicable following the end of the Performance Period, that the Compensation Committee certifies (as detailed in Exhibit A) (i) the level of achievement of the Company’s Relative ROATCE and Relative TBV Accretion and the extent of the TSR Modifier and (ii) that the average of the ratios of Pinnacle Bank’s nonperforming assets to its loans plus other real estate owned as described below as of each of December 31, 2022, December 31, 2023 and December 31, 2024 calculated, for each fiscal year end, using the Company’s audited financial statements for each such fiscal year (the “NPA Ratio”) is equal to or less than ____ (such date, the “PSU Vesting Date”) subject to the Grantee’s continued employment from the date hereof through the last day of the Performance Period. Except in the event of earlier settlement pursuant to Section 4(b) or 7 of this Agreement, on the PSU Vesting Date, or if the PSU Vesting Date is not a business day, on the next business day following the PSU Vesting Date, the Company shall issue, or cause the Company’s stock transfer agent to issue, in the name of the Grantee, a stock certificate, or, in lieu of such a certificate, record an electronic book entry position, representing the number of shares of the Company’s Common Stock into which the Performance Units earned by the Grantee pursuant to this Agreement (and any additional Performance Units issued pursuant to Section 3 of this

Agreement, if any) are to be settled in accordance with this Agreement. The date that the shares of Common Stock issuable in settlement of the Performance Units awarded hereunder are issued to the Grantee (including any date earlier than the PSU Vesting Date pursuant to Section 4(b) or Section 7) is referred to herein as the “Settlement Date”. Until shares of the Company’s Common Stock are issued to the Grantee in settlement of the Performance Units (and any additional Performance Units issued pursuant to Section 3 of this Agreement, if any), the Grantee shall have none of the rights of a stockholder of the Company with respect to such shares of the Company’s Common Stock issuable in settlement of the Performance Units (and any additional Performance Units, issued pursuant to Section 3 of this Agreement, if any), including the right to vote such shares. The Grantee’s rights with respect to distributions or dividends declared or paid on the Company’s Common Stock prior to the Settlement Date are set forth in Section 3 of this Agreement.

Section 2. Calculation of NPA Ratio. In the event that the Compensation Committee determines that an event has occurred during any of the fiscal years within the Performance Period which is outside the ordinary course and has impacted Pinnacle Bank’s NPA Ratio for such fiscal year, the Compensation Committee may increase or decrease the NPA Ratio to reflect such event for purposes of determining whether shares of the Company’s Common Stock shall be issuable in settlement of the Performance Units earned for the Performance Period. When calculating the NPA Ratio for purposes of this Agreement, in the event that the Company, or a Subsidiary or Affiliate of the Company, acquires a finance company, financial institution or a holding company of a financial institution or a branch office thereof, by way of merger or otherwise, or in the event the Company, or a Subsidiary or Affiliate of the Company, shall acquire in an arms-length purchase from a third party any low-quality asset, such acquired nonperforming assets or purchased low-quality assets shall be excluded from the calculation of the NPA Ratio. The Compensation Committee shall make any adjustments contemplated by this Section 2 in its sole and absolute discretion.

Section 3. Dividend Equivalents and Dividends.

(a) Crediting of Dividend Equivalents on Performance Units. Subject to this Section 3, from the date hereof through the Settlement Date dividend equivalents shall be credited on the Grantee’s Performance Units (other than Performance Units that, at the relevant record date, previously have been settled in shares of the Company’s Common Stock or forfeited) as follows:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of cash, then the Grantee shall be credited as of the payment date for such dividend or distribution with an amount equal to (A) the amount of such dividend on each outstanding share of Common Stock, multiplied by (B) the Maximum Amount of Performance Units that may still vest under this Agreement as of the record date for such dividend or distribution.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of property other than Common Stock, then a number of additional Performance Units shall be credited to the Grantee as of the payment date for such dividend or distribution equal to (A) the Maximum Amount of Performance Units that may still vest under this Agreement as of the record date for such dividend or distribution multiplied by (B) the fair market value (as determined by the Compensation Committee) of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (C) the Fair Market Value of a share of the Company’s Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of additional shares of Common Stock, then a number of additional Performance Units shall be credited to the Grantee as of the payment date for such dividend or distribution or forward split equal to (A) the Maximum Amount of Performance Units that may still vest under this Agreement as of the record date for such dividend or distribution, multiplied by (B) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) Adjustment of Dividend Equivalents on Performance Units. If any Performance Unit granted under this Agreement is not earned (or is otherwise forfeited) for any reason, including as a result of (i) the failure of the Company’s Relative ROATCE or Relative TBV Accretion for the Performance Period to be at or above any minimum or threshold level required pursuant to Exhibit A; (ii) the failure of Pinnacle Bank’s NPA Ratio to be equal to or less than ____; (iii) the Grantee’s employment with the Company, or any Subsidiary or Affiliate thereof, terminating prior to the last day of the Performance Period (other than pursuant to Sections 4(b) or (c)); or (iv) the extent to which the Maximum Amount of Performance Units are not earned, any dividend or distribution previously credited with respect to such Performance Unit, whether in the form of cash, property or additional Performance Units, shall be forfeited on the date on which the underlying Performance Units are forfeited.

(c) Payment of Dividend Equivalents on Performance Units. Any cash, property or additional Performance Units credited to the Grantee under Sections 3(a)(i), (ii) or (iii) of this Agreement prior to the Settlement Date shall be accrued (without interest and earnings) rather than paid to the Grantee when such dividend or distribution is paid. On the Settlement Date, the Company shall pay to the Grantee any cash, property or shares of Common Stock so accrued in respect of dividends or distributions on those Performance Units that are earned by the Grantee hereunder and settled on the Settlement Date.

Section 4. Termination/Change of Status.

(a) Termination Other Than for Death, Disability or Retirement. In the event that the Grantee's employment by the Company, or any Subsidiary or Affiliate of the Company, terminates prior to the last day of the Performance Period for any reason, other than death, Disability or Retirement, except as otherwise determined by the Compensation Committee, the Performance Units issued or issuable hereunder shall be immediately forfeited and the Grantee shall have no further rights with respect to the Performance Units or shares of the Company’s Common Stock that may have been issuable in settlement of such forfeited Performance Units.

(b) Termination for Death or Disability.

(i)Termination for Death or Disability Prior to End of Performance Period. In the event that the Grantee’s employment by the Company, or any Subsidiary or Affiliate of the Company, terminates prior to the last day of the Performance Period by reason of death or Disability, the forfeiture restrictions on the Performance Units granted hereunder shall lapse on such date as the Compensation Committee shall determine, on the greater of (A) that number of Performance Units granted under this Agreement as the Compensation Committee may determine, based on the Company’s actual performance in respect of the Company’s Relative ROATCE and Relative TBV Accretion for the period from the first day of the Performance Period through the last day of the fiscal quarter ending immediately prior to the date the Grantee’s employment terminates on account of death or Disability, as applicable, and after applying the TSR Modifier for the portion of the Performance Period from the first day of the Performance Period through the last day of the fiscal quarter ending immediately prior to the date the Grantee’s employment terminates on account of death or Disability or (B) the Target Amount of Performance Units, and the Grantee, or in the case of the Grantee’s death, his or her estate or heirs, shall be entitled to receive a like number of shares of the Company’s Common Stock, without regard to whether Pinnacle Bank’s NPA Ratio will be equal to or less than ____. Any shares of the Company’s Common Stock issued to the Grantee, or in the case of the Grantee’s death, to the estate or heirs of the Grantee, pursuant to the immediately preceding sentence shall be issued on a date selected by the Company but in no event later than the seventy-fifth (75th) day following the date the Grantee’s employment terminates on account of death or Disability.

(ii)Termination for Death or Disability After End of Performance Period. In the event that the Grantee’s employment by the Company, or any Subsidiary or Affiliate of the Company, terminates after the last day of the Performance Period but prior to the PSU Vesting Date by reason of death or Disability, the forfeiture restrictions on the Performance Units granted hereunder shall lapse on the PSU Vesting Date on that number of Performance Units that the Compensation Committee shall determine to have been earned by the Grantee pursuant to the terms of this Agreement, including after application of the calculation methodology set forth in Exhibit A, and the Grantee, or in the case of the Grantee’s death, his or her estate or heirs, shall be entitled to receive a like number of shares of the Company’s Common Stock. Any shares of the Company’s Common Stock issued to the Grantee, or in the case of the Grantee’s death, to the estate or heirs of the Grantee, pursuant to the immediately preceding sentence shall be issued on the Settlement Date.

(c) Termination for Retirement.

(i)Termination for Retirement Prior to End of Performance Period. In the event that the Grantee’s employment by the Company, or any Subsidiary or Affiliate of the Company, terminates by reason of Retirement prior to the last day of the Performance Period, the forfeiture restrictions on a pro rata portion of the Performance Units granted hereunder shall lapse on the PSU Vesting Date in an amount equal to the product of (i) the number of Performance Units that the Compensation Committee determines the Grantee would have earned under this Agreement had he or she remained employed through the last day of the Performance Period and that would have vested on the PSU Vesting Date based on the Company’s actual performance in respect of the Company’s Relative ROATCE and Relative TBV Accretion for the Performance Period and after applying the TSR Modifier and so long as the NPA Ratio is equal to or less than __% and (ii) the quotient, expressed as a percentage, resulting from dividing (A) the number of days that have lapsed as of the Grantee’s date of Retirement from the first day of the Performance Period and (B) the total number of days in the Performance Period, and the Grantee shall be entitled to receive a like number of shares of the Company’s Common Stock. Any shares of the Company’s Common Stock issued to the Grantee pursuant to the immediately preceding sentence shall be issued on the PSU Vesting Date or, if later, the Settlement Date.

(ii)Termination for Retirement After End of Performance Period. In the event that the Grantee’s employment by the Company, or any Subsidiary or Affiliate of the Company, terminates after the last day of the Performance Period but prior to the PSU Vesting Date by reason of Retirement, the forfeiture restrictions on the Performance Units granted hereunder shall lapse on the PSU Vesting Date on that number of Performance Units that the Compensation Committee shall determine to have been earned by the Grantee pursuant to the terms of this Agreement, including after application of the calculation methodology set forth in Exhibit A, and the Grantee shall be entitled to receive a like number of shares of the Company’s Common Stock. Any shares of the Company’s Common Stock issued to the Grantee pursuant to the immediately preceding sentence shall be issued on the PSU Vesting Date or, if later, the Settlement Date.

(iii)Grantee’s Death Following Retirement. In the event that the Grantee dies following the termination of his or her employment for Retirement but before shares of the Company’s Common Stock are issued to the Grantee in accordance with Section 4(c)(i) or (ii) and Section 1(b) of this Agreement, the provisions of Section 4(b)(i) shall apply, except that the Grantee’s retirement date shall be substituted for Grantee’s date of death or Disability as used therein.

Section 5. No Transfer or Pledge of Units. The Performance Units issued hereunder may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the Grantee, except by will or by the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Performance Units subject to all terms and conditions that were applicable to the Grantee immediately prior to such transfer.

Section 6. Withholding of Taxes. Upon the issuance of shares of the Company’s Common Stock (or other property distributed with respect thereto) pursuant to Section 1(b), the Company shall cancel such shares of the Company’s Common Stock (or withhold property) having an aggregate Fair Market Value, on the date of such withholding, in an amount required to satisfy the applicable withholding obligations or withholding taxes of the Grantee (the “Withholding Taxes”) as set forth by Internal Revenue Service guidelines for the employer's minimum statutory withholding with respect to the Grantee. The Company shall deduct from any payment of cash (whether or not related to the Performance Units including, without limitation, salary payments) to the Grantee an amount as shall be reasonably required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer's minimum statutory withholding with respect to the Grantee pertaining to cash payments under this Agreement (including any cash dividend equivalents paid in respect of the Performance Units).

Section 7. Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan) prior to the PSU Vesting Date, the Compensation Committee, prior to consummation of such Change in Control, shall determine, based on the Company’s actual performance in respect of the Company’s Relative ROATCE and

Relative TBV Accretion, and after applying the TSR Modifier, in each case, for the period from the first day of the Performance Period through the last day of the fiscal quarter ending immediately prior to the date of the Change in Control (or, the entire Performance Period if the Change in Control occurs after the end of the Performance Period), that number of Performance Units that would be expected to vest for the Performance Period at such time as the Compensation Committee makes its determination and the Grantee shall vest, immediately prior to the consummation of such Change in Control, in the greater of (i) such number of Performance Units as the Compensation Committee shall so determine and (ii) the Target Amount of Performance Units. The Grantee shall be entitled to receive, and the Company shall issue, or cause the Company’s transfer agent to issue, to the Grantee immediately prior to the consummation of the Change in Control, in settlement of such Performance Units a like number of shares of the Company’s Common Stock. In the event that the Grantee’s employment (i) terminates subsequent to the last day of the Performance Period but before the consummation of the Change in Control or (ii) terminates as a result of death, Disability or Retirement prior to the last day of the Performance Period, and, shares of the Company’s Common Stock that are then issuable or that may thereafter become issuable to the Grantee pursuant to Section 4(b) or 4(c) of this Agreement have not yet been issued or become issuable to the Grantee as of the consummation of the Change in Control, the Company shall issue, or cause the Company’s transfer agent to issue, to the Grantee such shares of the Company’s Common Stock immediately prior to the consummation of the Change in Control.

Section 8. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan or this Agreement.

Section 9. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 10. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the compensation to be paid to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code as restricted property governed by Section 83 of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the payment of any compensation hereunder in connection with the Grantee’s termination of employment does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then (a) such amount shall not be payable unless the Grantee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations and (b) if the Grantee is a “specified employee” at such time for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed payment of any portion of the Performance Units or shares of the Company’s Common Stock to which the Grantee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Performance Units or shares of the Company’s Common Stock shall not be paid to Grantee prior to the earlier of (x) the expiration of the six-month period measured from the date of the Grantee’s “separation from service” with the Company or (y) the date of the Grantee’s death. Upon the earlier of such dates, settlement of all Performance Units shall occur as otherwise provided in this Agreement. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.

Section 11. Miscellaneous.

11.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Performance Units and the shares of the Company’s Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Performance Units or the shares of the Company’s Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.

11.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

11.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

11.4 Compliance With Laws and Regulations. The award of Performance Units (and, if issued in settlement of Performance Units, shares of the Company’s Common Stock) evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required.

11.5 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee's last known address provided by the Grantee to the Company.

11.6 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee's rights under this Agreement and such change is not to the Grantee's benefit.

11.7 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, the Performance Units may not be assigned or transferred except as otherwise set forth in this Agreement or the Plan.

11.8 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

[Signature page to follow.]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of January 20, 2022.

                 PINNACLE FINANCIAL PARTNERS, INC.:

By:	__________________________________
Name:
Title:

GRANTEE:

By:	__________________________________
Name:

EXHIBIT A

Performance Measures

Section I. Company Peer Relative Performance Goals

The Performance Units granted under the Agreement may be earned by the Grantee based on the Company’s Relative ROATCE (as defined below) and Relative TBV Accretion (as defined below) performance over the Performance Period, which shall be weighted equally (such Performance Units, the “Relative ROATCE Performance Units” and the “Relative TBV Accretion Performance Units,” respectively).

(a) Relative ROATCE (1/2 weighting):

The Grantee may earn Relative ROATCE Performance Units based on the Company’s Return on Average Tangible Common Equity (“ROATCE”) relative to the ROATCE for the peer financial institutions identified on Annex 1 attached hereto (hereinafter referred to as the “Peer Group Companies”) which calculation shall be computed by taking the average of the Company’s ROATCE for each year in the Performance Period and comparing that to the average ROATCE for each of the Peer Group Companies for each year in the Performance Period (“Relative ROATCE”), using the method known as the “Continuous Percentile Rank Calculation” which interpolates the Company’s rank in relation to the Peer Group Companies that perform just above and below the Company (as further detailed below).

For purposes of this Exhibit A, “Return on Average Tangible Common Equity” means, for each of the Company and the Peer Group Companies, the quotient, expressed as a percentage rounded to two decimal points, of (I) such company’s net income for the applicable year in the Performance Period divided by (II) such company’s average tangible common equity for the applicable year in the Performance Period, in each case as reflected in, or calculated utilizing the financial data contained in, such company’s Annual Report on Form 10-K (if such company is required to file such Annual Report) for the applicable year in the Performance Period, or such other financial report as such company shall prepare if not required to file an Annual Report on Form 10-K. For the Company and each of the Peer Group Companies, Return on Average Tangible Common Equity for a year is based on the fiscal year ending December 31.

The Compensation Committee may, in its good faith discretion, adjust the ROATCE for any year in the Performance Period with respect to the Company or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities, (c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries, (h) significant, unusual and/or nonrecurring events, including but not limited to, those arising from the acquisition or disposition of assets (other than loans) and (i) events, including those resulting from macro-economic conditions that impact such company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management, in each case if applicable. Moreover, and without limiting the foregoing, Return on Average Tangible Common Equity may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

(b) Relative TBV Per Share Plus Common Dividends Accretion (1/2 weighting):

The Grantee may earn Relative TBV Accretion Performance Units based on the Company’s Tangible Book Value Per Common Share plus Common Dividends Accretion (“TBV Accretion”) relative to the TBV Accretion for the Peer Group Companies which calculation shall be computed by taking the Company’s TBV Accretion for the Performance Period and comparing that to the TBV Accretion for each of the Peer Group Companies for each year in the Performance Period (“Relative TBV Accretion”), using the Continuous Percentile Rank Calculation methodology.

For purposes of this Exhibit A, “TBV Accretion” means, for each of the Company and the Peer Group Companies, the quotient, which may be positive or negative, expressed as a percentage, rounded to two decimal places, resulting from dividing (x) the sum of (I) the difference between (A) the Company’s or the Peer Group Companies’, as applicable, tangible book value per common share as of December 31, 2024 and (B) the Company’s or the Peer Group Companies’, as applicable, tangible book value per common share as of December 31, 2021 and (II) the dividends declared on shares of the Company’s, or such Peer Group Companies’, common stock during the Performance Period by (y) the Company’s or the Peer Group Companies’, as applicable, tangible book value per share as of December 31, 2021 (such calculation, the “TBV/SH Plus Dividends Accretion Amount”). The TBV/SH Plus Dividends Accretion Amount for the Company and each of the Peer Group Companies, as applicable, shall, in each case, be calculated utilizing (i) financial data contained in such company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q (if such company is required to file such Annual or Quarterly Reports) for the years in the Performance Period, or such other financial report as such company shall prepare if not required to file an Annual Report on Form 10-K or (ii) such other financial data and calculation methodology as the Compensation Committee shall reasonably determine applied consistently among the Company and the Peer Group Companies.

The Compensation Committee may, in its good faith discretion, adjust the TBV Accretion with respect to the Company or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities, (c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries, (h) significant, unusual and/or nonrecurring events, including but not limited to, those arising from the acquisition or disposition of assets (other than loans) and (i) events, including those resulting from macro-economic conditions that impact such company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management, in each case if applicable. Moreover, and without limiting the foregoing, TBV Accretion may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

Relative ROATCE and Relative TBV Accretion will be determined by ranking the Company’s and each Peer Group Company’s average ROATCE and TBV Accretion performance, respectively, from highest to lowest for the Performance Period. After this ranking, the percentile performance of the Peer Group Companies performing just above and just below the Company will be determined as follows:

Ppeer = 1 -	R - 1
N - 1

Where:
“Ppeer” represents the percentile performance of the Peer Group Company which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“R” represents the Peer Group Company’s ranking among the members of the Peer Group Companies, excluding the Company.
“N” represents the number of Peer Group Companies, excluding the Company.

Then, the Company’s interpolated percentile performance between the percentile performances of such Peer Group Companies will be determined for each of Relative ROATCE and Relative TBV Accretion as follows:

PCompany	=	Pa	+	(Pb - Pa)	x	(Xa – XCompany)
(Xa - Xb)

Where:
“Pa”    represents the percentile performance of the Peer Group Company just above the Company.
“Xa”    represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just above the Company.
“Pb”    represents the percentile performance of the Peer Group Company just below the Company.
“Xb”    represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just below the Company.
“XCompany” represents the ROATCE or TBV Accretion, as applicable for the Company.
“PCompany” represents the percentile performance of the Company which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

Number of PSUs Earned

The total number of Performance Units earned by the Grantee, before application of any adjustment related to the TSR Modifier, shall equal the sum of the Relative ROATCE Performance Units earned and the Relative TBV Accretion Performance Units earned for the Performance Period (with linear interpolation for earning between levels) pursuant to the following table:

Percentile Performance Goal Achieved(1)	Percent of Target Award Earned (payout percentage)(2)
At or below the 25th percentile:	0%
At 26th percentile (Threshold):	1%
At 50th percentile:	50%
At 75th percentile (Target):	100%
At 95th percentile (Maximum):	200%
(1) Percentile performance shall be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
(2) Percent of Target Award Earned shall be determined for the target amount of Relative ROATCE Performance Units (1/2 weighting) and the Relative TBV Accretion Performance Units (1/2 weighting).

The percentage of Relative ROATCE Performance Units and Relative TBV Accretion Performance Units that become earned for the Performance Period shall be interpolated between payout levels for performance between each performance level set forth above.

Section II. TSR Modifier

The Performance Units earned pursuant to the above shall be subsequently increased or decreased by up to 20% (the “TSR Modifier”) based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR (“Relative TSR”) of the companies included in the KBW Regional Banking Index on January 20, 2022 (all such companies as of such date, excluding the Company, is the “KRX Index”) as measured over the period commencing on January 20, 2022 and ending on January 23, 2025 (such period, the TSR Measurement Performance Period”). TSR shall be calculated as follows:

TSR =	(Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Where:
“Ending Stock Price” is the average daily closing price per share of common stock calculated for the last twenty (20) trading days within the TSR Measurement Performance Period.

“Beginning Stock Price” is the average daily closing price per share of common stock calculated for the twenty (20) trading-day period immediately preceding the commencement date of the TSR Measurement Performance Period.

“Reinvested Dividends” shall be calculated by assuming same-day reinvestment of each cash dividend declared on a single share of common stock during the Performance Period at the closing price per share on the ex-dividend date of such dividend.

Each of the foregoing amounts shall be equitably and proportionately adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

Relative TSR and the Company’s Relative TSR percentile performance will be determined by using the same methodology and formulas set forth above for calculating Relative ROATCE and Relative TBV Accretion.

In the event of a bankruptcy, liquidation, or delisting of a member of the KRX Index, such company shall remain a member of the KRX Index and shall be assigned a TSR of -100%. In the event of a merger, acquisition, or business combination transaction of a member of the KRX Index by or with an entity that is not another member of KRX Index or a “going private” transaction involving a member of the KRX Index where such company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a member of the KRX Index for purposes of calculating Relative TSR.

Adjustment to PSUs Earned

The Performance Units earned by the Grantee pursuant to Section I above shall be increased or decreased by the TSR Modifier based on the Company’s Relative TSR percentile performance for the TSR Measurement Performance Period (with linear interpolation for earning between levels) pursuant to the following table:

Relative TSR Performance(1)	TSR Modifier Adjustment
At or above the 75th percentile	+20%
50th percentile	0%
At or below the 25th percentile	-20%
(1) Percentile performance shall be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

For example, if the Grantee earned 1,500 Performance Units (1,000 ROATCE Performance Units and 500 Relative TBV Accretion Performance Units), and the Company’s Relative TSR performance was at the 75th percentile, then the total Performance Units earned would be increased by 20% to 1,800 Performance Units.

After giving effect to any adjustment related to the TSR Modifier under this Section II to the Performance Units earned by the Grantee pursuant to Section I above, the number of Performance Units earned shall, to the extent necessary, be rounded to the nearest whole unit in order to avoid the issuance of a fractional unit.

***

For the avoidance of doubt, this Award need not be administered consistent with the “qualified performance-based compensation” rules of Section 162(m) of the Code, as in effect prior to January 1, 2018.

Annex 1
Peer Group Companies

Comerica, Inc.
First Horizon Corp.
Zions Bancorp
Synovous Financial Corp.
Cullen/Frost Bankers Inc.
Wintrust Financial Corp.
Valley National Bancorp
SouthState Corp.
FNB Corp.
UMB Financial Corp.
Prosperity Bancshares Inc.
PacWest Bancorp
Hancock Whitney Corp.
BankUnited Inc.
Commerce Bancshares Inc.
Associated Banc-Corp
Umpqua Holdings Corp.
Cadence Bank
United Bankshares Inc.
Fulton Financial Corp.
Bank OZK
Simmons First National Corp.

The Peer Group Companies may be changed as follows:

(i) In the event of a merger, acquisition, or business combination transaction of a Peer Group Company with or by another Peer Group Company, the surviving entity shall remain a Peer Group Company.

(ii) In the event of a merger of a Peer Group Company with an entity that is not a Peer Group Company, or the acquisition or business combination transaction by or with a Peer Group Company, or with an entity that is not a Peer Group Company, in each case where the Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company.

(iii) In the event of a merger, acquisition, or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company or a “going private” transaction involving a Peer Group Company where the Peer Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Group Company.

(iv) In the event of a bankruptcy, liquidation, or delisting of a Peer Group Company, such company shall remain a Peer Group Company and the lowest rank shall be assigned such Peer Group Company.

(v) The Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a Peer Group Company no longer satisfying the criteria for which such company was originally selected, including lowering such Peer Group Company’s rank for purposes of determining Relative ROATCE and Relative TBV Accretion.

Annex-1